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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               ALLEN TELECOM INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ALLEN TELECOM INC.
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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[ALLEN TELECOM LOGO]

Philip Wm. Colburn
Chairman of the Board

                                                                  March 14, 1997

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Allen Telecom Inc. which will be held at the Cleveland Marriott at Key Center, 127 Public Square, Cleveland, Ohio on Friday, April 25, 1997 at 9:30 A.M. The purposes of the meeting are set forth in the accompanying notice and proxy statement.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

                                           Sincerely,

                                           /s/ Philip Wm. Colburn

                                           PHILIP WM. COLBURN
                                           Chairman of the Board

                               ALLEN TELECOM INC.
                            25101 CHAGRIN BOULEVARD
                             BEACHWOOD, OHIO 44122

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON APRIL 25, 1997

                                                                  March 14, 1997

To the Common Stockholders of
ALLEN TELECOM INC.

     Notice is hereby given that the Annual Meeting of Stockholders of Allen Telecom Inc. will be held at the Cleveland Marriott at Key Center, 127 Public Square, Cleveland, Ohio, on Friday, April 25, 1997, at 9:30 A.M., local time, for the following purposes:

          1. To elect a Board of 10 directors;

          2. To ratify the appointment of Coopers & Lybrand L.L.P. as auditors for the Company for the year ending December 31, 1997; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on Monday, March 3, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

     PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. The giving of such proxy will not affect your right to revoke the proxy or to vote in person if you attend the meeting.

                                            By order of the Board of Directors

                                                    MCDARA P. FOLAN, III
                                                         Secretary

                               ALLEN TELECOM INC.
                            25101 CHAGRIN BOULEVARD
                             BEACHWOOD, OHIO 44122
                            ------------------------

                                PROXY STATEMENT

                                                                  March 14, 1997

     The accompanying proxy is solicited on behalf of the Board of Directors of Allen Telecom Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on April 25, 1997, or at any adjournment thereof. Any proxy received pursuant to this solicitation may be revoked by the stockholder executing it by notifying the Secretary of the Company before it is voted at the Annual Meeting, by duly executing a proxy bearing a later date or by attending the Annual Meeting and voting in person.

     The Board of Directors has fixed March 3, 1997 as the record date for the determination of holders of Common Stock, $1.00 par value, of the Company ("Common Stock") entitled to vote at the meeting. At the close of business on that date, the Company had outstanding 26,832,305 shares of Common Stock (exclusive of 2,829,241 shares held in its treasury). Each share of Common Stock will be entitled to one vote at the meeting. Presence in person or by proxy of a majority of the outstanding shares of Common Stock will constitute a quorum.

     At the Annual Meeting, the results of stockholder voting will be tabulated by the inspectors of election appointed for the Annual Meeting. Under Delaware law and the Company's Restated Certificate of Incorporation, as amended, and By-Laws, as amended, properly executed proxies that are marked "abstain" or are held in "street name" by brokers that are not voted on one or more particular proposals (if otherwise voted on at least one proposal) will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal to which such abstention applies. Broker non-votes will not be treated as a vote for or a vote against any of the proposals to which such broker non-vote applies.

     This proxy statement and the accompanying proxy are first being mailed on or about March 14, 1997.

                             ELECTION OF DIRECTORS

     Ten directors are to be elected at the Annual Meeting to hold office until the next annual meeting and until their successors have been elected and qualified. The Board of Directors proposes election of the persons listed below, all of whom are currently directors. It is not contemplated that any of the nominees will be unable or unwilling to serve as a director; however, if that should occur, the proxies will be voted for the election of such other person or persons as are nominated by the Board of Directors, unless the Board reduces the number of directors. The 10 nominees for director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy shall be elected.

INFORMATION REGARDING NOMINEES

      NAME, AGE AND DATE                   PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE
   FIRST BECAME A DIRECTOR                          AND OTHER DIRECTORSHIPS
------------------------------   -------------------------------------------------------------
George A. Chandler (67).......   Business consultant, Princeton, New Jersey, since May 1991.
April 27, 1978                     Mr. Chandler was Chairman and Chief Executive Officer,
                                   Advanced Aluminum Products, Inc., a manufacturer of
                                   aluminum products for the building products industry,
                                   Hammond, Indiana, from July 1990 to May 1991. Mr. Chandler is also a director of Cumberland Holdings, Inc., DeVlieg
                                   Bullard Inc., and Kimmins Environmental Services Corp.

      NAME, AGE AND DATE                   PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE
   FIRST BECAME A DIRECTOR                          AND OTHER DIRECTORSHIPS
------------------------------   -------------------------------------------------------------
Philip Wm. Colburn (68).......   Chairman of the Board, Allen Telecom Inc., since December 6,
April 29, 1975                     1988 and a consultant to the Company since December 31, 1991.
                                   Mr. Colburn was also Chief Executive Officer of the Company from March 9, 1988 to February 26, 1991 and President from
                                   March 9, 1988 to December 5, 1989. Mr. Colburn was
                                   President, PWC Associates, management consulting, Los
                                   Angeles, California, from June 1981 to March 9, 1988. He
                                   had been Executive Vice President of the Company from
                                   February 1976 to June 1981 and thereafter until March 9,
                                   1988 was a consultant to the Company. Mr. Colburn is also a director of Earl Scheib, Inc., Spinnaker Industries, Inc.,
                                   Superior Industries International, Inc. and TransPro, Inc.

Dr. Jill K. Conway (62).......   Visiting Scholar, Program in Science, Technology and Society,
April 28, 1987                     Massachusetts Institute of Technology, Cambridge,
                                   Massachusetts, since July 1985. Dr. Conway was President of
                                   Smith College, Northampton, Massachusetts, from July 1975
                                   to July 1985. Dr. Conway is also a director of Arthur D.
                                   Little, Inc., Colgate-Palmolive Company, Merrill Lynch &
                                   Co. and Nike Inc.

Albert H. Gordon (95).........   Advisor and director, Deltec Inc., a money manager, New York,
December 6, 1971                   New York, since January 1997 and 1980, respectively. Mr.
                                   Gordon was Advisory Director, Investment Banking Division
                                   of PaineWebber Incorporated, investment bankers, New York,
                                   New York, from January 1995 to January 1997. He was
                                   Honorary Chairman, Kidder, Peabody Group Inc., investment
                                   bankers, New York, New York, from October 1986 to January
                                   1995, and Chairman of the Board of Kidder, Peabody & Co.
                                   Incorporated, the predecessor of Kidder, Peabody Group
                                   Inc., from 1957 to October 1986.

William O. Hunt (63)..........   Chairman of the Board, Chief Executive Officer, President and
September 10, 1992                 director, Intellicall, Inc., a manufacturer of network and customer premise equipment, such as intelligent pay phones and intelligent network platforms, and provider of long
                                   distance resale, operator and prepaid calling services,
                                   Dallas, Texas, since December 1992. Mr. Hunt was Chairman
                                   of the Board and director, Hogan Systems, Inc., a designer of integrated online application software products for
                                   financial institutions, Dallas, Texas, from August 1990 to
                                   August 1993, and Vice Chairman of the Board and director,
                                   Hogan Systems, Inc., from August 1993 to March 1996. Mr.
                                   Hunt was Chairman of the Board, Chief Executive Officer and
                                   President of Alliance Telecommunications Corporation, a
                                   manufacturer of wireless telecommunications products,
                                   Dallas, Texas, from July 1989 until its acquisition by the
                                   Company on July 30, 1992, and Chairman of the Board and
                                   Chief Executive Officer from February 1986 to October 1988.
                                   Mr. Hunt is also a director of American Homestar
                                   Corporation and Dr. Pepper Bottling Holdings, Inc.

J. Chisholm Lyons (69)........   Counsel, Smith Lyons, barristers and solicitors, Toronto,
October 27, 1969                   Canada. Mr. Lyons was a partner of the law firm for 31 years until May 1, 1993 and has been counsel to the law firm
                                   since that date. Mr. Lyons has been Vice Chairman of the
                                   Board of the Company since September 1979. He was an
                                   employee of the Company from September 1979 to September
                                   30, 1989 and is presently a consultant to the Company.

John F. McNiff (54)...........   Vice President-Finance and director, Dover Corporation, a
June 14, 1995                      manufacturer of industrial products and equipment, New York,
                                   New York, since 1983 and 1996, respectively. Mr. McNiff is also a director of the Haven Fund, a public mutual fund.

      NAME, AGE AND DATE                   PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE
   FIRST BECAME A DIRECTOR                          AND OTHER DIRECTORSHIPS
------------------------------   -------------------------------------------------------------
Robert G. Paul (55)...........   President and Chief Executive Officer, Allen Telecom Inc.,
March 6, 1990                      since February 26, 1991. Mr. Paul was President and Chief
                                   Operating Officer of the Company from December 5, 1989 to
                                   February 26, 1991, Senior Vice President-Finance from April
                                   1987 to December 5, 1989, Vice President-Finance from
                                   January 1987 to April 1987 and a Vice President from 1974
                                   to January 1987. He was also President of the Antenna
                                   Specialists Company division of the Company from 1978 to
                                   June 1990. Mr. Paul is also a director of Dynatech
                                   Corporation.

Charles W. Robinson (77)......   Chairman, Robinson & Associates Inc., a venture capital
April 24, 1979                     investment firm, Santa Fe, New Mexico, since January 1989,
                                   Chairman, Energy Transition Corporation, energy
                                   consultants, Santa Fe, New Mexico, since January 1979 and
                                   President, Dyna Yacht Inc., sailboat designer, LaJolla,
                                   California, since early 1991. Mr. Robinson is also a
                                   director of Nike Inc.

William M. Weaver, Jr. (85)...   Limited Partner Emeritus, Alex. Brown & Sons Incorporated,
April 21, 1970                     investment bankers, New York, New York, since February 1986.
                                   Mr. Weaver was a general partner of Alex. Brown & Sons, the predecessor of Alex. Brown & Sons Incorporated, from 1966
                                   until 1986.

INFORMATION REGARDING BOARD OF DIRECTORS

     The business and affairs of the Company are managed under the direction of its Board of Directors, whose members are elected annually by the stockholders. During 1996, the Board of Directors of the Company had Audit, Management Compensation and Nominating Committees. Messrs. Chandler, Robinson and McNiff are the members of the Audit Committee; Dr. Conway and Messrs. Gordon and Weaver are the members of the Management Compensation Committee; and Dr. Conway and Messrs. Lyons and Weaver are the members of the Nominating Committee.

     The Audit Committee recommends to the Board of Directors the appointment of the independent auditors and reviews the degree of their independence from the Company; approves the scope of the audit engagement, including the cost of the audit; reviews any non-audit services rendered by the auditors and the fees therefor; reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls and, upon completion of an audit, the results of the audit engagement; and reviews internal accounting and auditing procedures with the Company's financial staff and the extent to which recommendations made by the internal audit staff or by the independent auditors have been implemented.

     The Management Compensation Committee recommends to the Board salaries and incentive compensation awards for officers of the Company and its subsidiaries; reviews and approves guidelines for the administration of incentive compensation programs for other management employees; makes recommendations to the Board with respect to major compensation programs; administers the Company's 1982 Stock Plan, as amended (the "1982 Stock Plan"), the Company's 1992 Stock Plan, as amended (the "1992 Stock Plan"), and the Company's Key Management Deferred Bonus Plan (the "KMDB Plan") and grants stock options and restricted shares of the Company's Common Stock under the 1992 Stock Plan; and issues the Report on Executive Compensation required to be included in the Company's proxy statement by the rules of the Securities and Exchange Commission. The Management Compensation Committee's Report on Executive Compensation for 1996 is set forth on pages 6 to 9 of this proxy statement.

     The Nominating Committee selects and recommends to the Board nominees for election as directors and considers the performance of incumbent directors in determining whether to recommend them for nomination for re-election. The Nominating Committee has recommended all incumbent directors for re-election at the Annual Meeting. The Nominating Committee will consider nominees recommended by stockholders for election at the 1998 Annual Meeting of Stockholders that are submitted prior to the end of 1997 to the Secretary of the Company at the Company's offices, 25101 Chagrin Boulevard, Beachwood, Ohio 44122. Any such recommendation must be in writing and must include a detailed description of the business experience and other qualifications of the recommended nominee as well as the signed consent of such person to serve if nominated and elected.

     During 1996, the Board of Directors of the Company held six meetings, the Audit Committee held three meetings, the Management Compensation Committee held three meetings, and the Nominating Committee held one meeting. Except for Mr. McNiff, all of the directors attended 75 percent or more of the meetings held by the Board of Directors and by the Committees on which they served during 1996.

COMPENSATION OF DIRECTORS

     Each director of the Company (other than Messrs. Colburn and Lyons, who are consultants to the Company, and Mr. Paul, who is an employee of the Company) is paid $15,000 per year for his or her services as a director and $1,000 for each meeting of the Board of Directors attended. Each member of the Audit Committee is paid $2,000 per year, each member of the Management Compensation Committee is paid $3,000 per year, and each member of the Nominating Committee (other than Mr. Lyons) is paid $1,000 per year, for his or her services as such member, and each such Committee member (other than Mr. Lyons) is paid $500 for each meeting of a Committee attended. Directors are not paid fees for their participation in meetings by conference telephone or for actions by unanimous written consent. Each director and Committee member is reimbursed for travel and related expenses incurred in attending meetings.

     The stockholders approved The Allen Group Inc. 1994 Non-Employee Directors Stock Option Plan (the "Directors Option Plan") at the Company's 1994 Annual Meeting of Stockholders. The Directors Option Plan provides that each year, on the first Friday following the Company's Annual Meeting of Stockholders, each individual elected, re-elected or continuing as a director who is not a current or former employee of the Company automatically receives a nonqualified stock option for 1,000 shares of Common Stock. The Directors Option Plan also permits discretionary grants to directors who are not current employees of, but were previously employed by, the Company. On April 26, 1996, Dr. Conway and Messrs. Chandler, Gordon, Hunt, McNiff, Robinson and Weaver each received a non-qualified stock option for 1,000 shares of Common Stock of the Company under the Directors Option Plan at an exercise price of $23.00 per share. Each of the foregoing options expires 10 years from date of grant and is exercisable 50 percent after two years from date of grant, 75 percent after three years from date of grant and 100 percent after four years from date of grant. In addition, each of the foregoing options becomes immediately exercisable upon the death of the optionholder prior to the expiration of such option or upon the cessation of such optionholder's service as a director of the Company six months or more after the date of grant and prior to the expiration of such option.

     In connection with their post-employment consulting agreements described below, on February 19, 1997, Mr. Colburn, Chairman of the Board of the Company, received a nonqualified stock option for 65,000 shares of Common Stock, and Mr. Lyons, Vice Chairman of the Board of the Company, received a nonqualified stock option for 17,000 shares of Common Stock, at an exercise price of $23.125 per share. Each of the foregoing options expires 10 years from date of grant and is exercisable 33 1/3 percent after one year from date of grant, 66 2/3 percent after two years from date of grant and 100 percent after three years from date of grant. In addition, each of the foregoing options becomes immediately exercisable upon the death of the optionholder prior to the expiration of such option or upon the cessation of such optionholder's service as a director of the Company six months or more after the date of grant and prior to the expiration of such option.

     The Company maintains a Matching Gift Program for the benefit of the directors of the Company. Pursuant to the Matching Gift Program, in 1996, the Company matched gifts to charitable organizations made by the directors in amounts up to $2,500 for each director.

     Mr. Colburn was employed as Chief Executive Officer of the Company until February 26, 1991, and as Chairman of the Board of the Company until December 31, 1991, pursuant to an employment agreement that was entered into in 1988. On December 31, 1991, Mr. Colburn elected to terminate his status as an employee of the Company (although he continues as Chairman of the Board of the Company) and to provide post-employment consulting services to the Company pursuant to his consulting agreement described below. Mr. Colburn's employment agreement provides that the Company will continue to provide Mr. Colburn and his spouse medical and hospitalization benefits for their lives at least equal to the benefits they were entitled to while he was an employee of the Company and will provide life insurance coverage on Mr. Colburn for his life in an amount equal to five times his 1991 salary, which is the amount of life insurance that the Company provided to Mr. Colburn while he was an employee of the Company and the same level of life insurance that the Company provides to all its officers and key employees. The Company is fulfilling its obligations to provide such life insurance benefits to Mr. Colburn pursuant to the terms of a Split Dollar Insurance Agreement between the Company and Mr. Colburn.

     Mr. Colburn's employment agreement provides for mandatory arbitration of all disputes relating to his employment agreement, his post-employment consulting agreement described below or his supplemental pension benefit agreement described on page 15 hereof and requires the Company to pay all reasonable legal expenses incurred by Mr. Colburn in connection with resolution of disputes under the agreements.

     Pursuant to an agreement entered into in 1976, and subsequently amended, Mr. Colburn provided post-employment consulting services to the Company for several years prior to March 9, 1988, when he became Chief Executive Officer of the Company, and has provided and will continue to provide post-employment consulting services to the Company for an additional period that commenced upon termination of his employment, which was December 31, 1991, through December 31, 1998 and continuing thereafter for successive periods of 12 months each, unless either the Company or Mr. Colburn gives at least three months notice to the contrary. The agreement provides for the payment by the Company to Mr. Colburn annually, during the consulting period, of $248,605, increased each June 30 during the consulting period for increases in the consumer price index, and, except after a "Change in Control" of the Company (which is defined as it is in the severance agreements described on pages 16 to 17 of this proxy statement), reduced to the extent of any benefits paid to him prior to January 1, 1994 under his supplemental pension benefit agreement described on page 15 hereof but not reduced by any benefits paid to him under the Allen Telecom Inc. Corporate Retirement Plan. During 1996, the Company paid Mr. Colburn $283,082 in consulting fees and furnished him an automobile at the Company's expense. In addition, during the consulting period, the Company provides Mr. Colburn with furnished office space and support services while he is performing consulting services. During the consulting period, Mr. Colburn is required to furnish consulting services to the Company for up to 34 percent of his time each year, except when he is engaged in governmental service or charitable work, during which periods consulting services and compensation will be suspended, and he has agreed not to engage in or be employed by any business in competition with the Company during the term of his agreement. If the Company breaches any material provision of the consulting agreement and such breach continues for at least 30 days after notice to the Company, all benefits under the consulting agreement become nonforfeitable, and the Company will pay Mr. Colburn an amount equal to the present value of all remaining consulting compensation for the remaining consulting period.

     Pursuant to an agreement entered into in September 1989, as amended in 1990, Mr. Lyons provides post-employment consulting services to the Company for the period that commenced upon termination of his employment, which was September 30, 1989, through September 30, 1992 and continuing thereafter for successive periods of 12 months each, unless either the Company or Mr. Lyons gives at least three months notice to the contrary. No such notice was given by either party in 1996. The agreement provides for the payment by the Company to Mr. Lyons annually, during the consulting period, of $25,000. In addition, during the consulting period, the Company includes Mr. Lyons in the Company's life, medical and hospitalization and disability insurance benefit plans and furnishes him an automobile at the Company's expense. During the consulting period, Mr. Lyons is required to furnish consulting services to the Company for up to 10 percent of his time each year, and he has agreed not to engage in or be employed by any business in competition with the Company during the term of his agreement.

     The Company also has entered into supplemental pension benefits agreements with Messrs. Colburn and Lyons. For a description of the terms of these agreements, see "EXECUTIVE COMPENSATION AND TRANSACTIONS WITH MANAGEMENT -- Retirement Plans -- Other Supplemental Pension Benefits Agreements" on page 15 of this proxy statement.

     For additional information with respect to the directors of the Company, see "EXECUTIVE COMPENSATION AND TRANSACTIONS WITH MANAGEMENT -- Transactions with Executive Officers and Directors" on page 19 and "STOCK OWNERSHIP -- Directors and Officers" on pages 21 to 22, of this proxy statement.

            EXECUTIVE COMPENSATION AND TRANSACTIONS WITH MANAGEMENT

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Pursuant to the proxy rules promulgated by the Securities and Exchange Commission designed to enhance disclosure of corporations' policies toward executive compensation, Dr. Conway (Chair) and Messrs. Weaver and Gordon, as members of the Management Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"), submit the following report outlining the Company's compensation plans and policies as they pertain to Robert G. Paul, President and Chief Executive Officer of the Company, and the other executive officers of the Company:

     The Company's executive compensation plans have been designed to attract, retain and reward high caliber executives who will formulate and execute the business plans of the Company in a manner that will provide the stockholders of the Company with a satisfactory return while assuring that the Company's executive compensation levels are fair and appropriate to both its executives and its stockholders. With these goals in mind, the Company's compensation plans and policies have been designed to ensure that total executive compensation is linked significantly to the performance of the Company, as measured by both the operating performance of the Company and the increase in the value of its shares. Although the Compensation Committee recognizes that improvement in operating performance and higher stock prices do not necessarily move in tandem over the short term, we expect that the two measurements will correlate over the long term.

     The Compensation Committee regards stock ownership by the Company's executive officers, encouraged by equity-based compensation plans, as an effective way to align the interests of the executive officers with those of the stockholders of the Company. Accordingly, the Compensation Committee does not plan to pay above-average base salaries to its executive officers. The Committee does expect to utilize performance-oriented and equity-based compensation to reward outstanding performance.

     By receiving some equity-based compensation during their term of employment by the Company, executive officers of the Company should become larger holders of Company stock. The use of equity-based compensation is intended to strengthen their identification with the stockholders of the Company and make increasing stockholder value a continuing focus for the Company's management group. The Compensation Committee considers that equity-based compensation, combined with a focus on the operating performance of the Company, will have a long-term impact on improving the Company's financial results and increasing its stockholder value.

     STOCK OWNERSHIP GUIDELINES

     In early 1994, the Compensation Committee established stock ownership guidelines for key executives of the Company. These guidelines provide that executive officers should hold shares of the Company's Common Stock in varying amounts as a multiple of salary, ranging from a minimum of five times annual salary for the Chief Executive Officer to one times annual salary for key executives below the Vice President level.

     The Compensation Committee recognizes that newer employees or those recently promoted may require some period of time to achieve these levels. Even though the guidelines have provided for a transition period of up to 10 years for the suggested levels to be met, we note that as of year end 1996 many of the key executives exceeded their ownership guidelines and as a group continued to accumulate shares of the Company's Common Stock. The Compensation Committee intends to continue to monitor each executive's progress towards these guidelines and will consider each executive's progress towards achieving these guidelines when deciding on future stock option awards and equity grants.

     MEASURING PERFORMANCE

     The evaluation of the performance of the key executive officer group, and the Chief Executive Officer in particular, is primarily based on measurable criteria and, to a lesser extent, certain subjective criteria. The measurable criteria include both the total return to stockholders, determined by changes in the stock price and any dividends which may be paid, and the financial performance of the business, determined by the amount of earnings per share, the return on equity and the rate of increase in earnings per share.

     Because of the dynamic nature of many of the Company's businesses and the desire to focus on long-term objectives, these criteria are measured over one-year, three-year and five-year periods. When evaluating performance with regard to an increase in base salary, the Compensation Committee assigns more weight to longer-term results, i.e., three and five-year comparisons, than to the results of a single year. It also considers comparisons of salaries for similar positions in companies of comparable size, as well as changes in the cost of living. When determining an annual incentive bonus, the Compensation Committee places more weight on the performance of the year just completed, with significantly less weight on the three and five-year results.

     Through 1993, the Company had a significant tax-loss carryforward which was fully utilized during 1993. Subsequently, the Company acquired majority, but not 100%, ownership in a German and two Italian companies. The earnings from these subsidiaries are subject to significantly higher tax rates and a deduction from income for the minority interest. Therefore, the Company's earnings performance is reviewed on both a pre-tax, pre-minority interest earnings per share and an after-tax earnings per share when evaluating the Company's and the Chief Executive Officer's performance. For comparative purposes, the Compensation Committee plans to review the after-tax earnings per share for 1994 and future years against pro forma fully taxed earnings per share for pre-1994 years. The after-tax earnings from continuing operations in 1996, excluding a noncash write-off on research and development in connection with an acquisition, of $23.2 million and $.86 per share were 14% and 16%, respectively, lower than 1995 results. The pre-tax earnings, before interest, minority interest and the above-mentioned write-off, were $52.0 million, 1% below 1995 results, but approximately 50% or more above any other year in the Company's history. The Company's return on equity from continuing operations (before the above-mentioned write-off) of 10.7% decreased from the past year's 13.5%.

     At the end of 1995, the Company's Common Stock price was $22.25, representing a one-year decrease in stockholder value based on stock price and dividends of 1%. The longer-term performance saw the three-year average annual increase in stockholder value equal 12% and the five-year average annual increase equal 21% as shown on the performance graph set forth on page 18 of this proxy statement, which compares favorably to the industry averages over the longer time period.

     The subjective criteria utilized by the Board and Compensation Committee in evaluating the performance of the Company, the Chief Executive Officer and all other key executives of the Company, include but are not necessarily limited to:

           (i) the success of the Company in implementing and achieving its corporate strategic goals and the strategic goals of its individual businesses;

           (ii) the success in the development of management depth; and

          (iii) the development and maintenance of timely communication and credibility with its stockholders, financial analysts and other outside audiences.

     The corporate executives are paid annual incentive bonuses commensurate with the Compensation Committee's evaluation of the Company's performance as described above. One half of the 1996 maximum incentive bonus for the corporate executives was based on the Company's 1996 earnings per share and the remaining half was based on subjective criteria. The 1996 earnings per share were below the minimum target, so no payment on this half was made. The corporate executives' annual incentive bonuses were significantly below the maximum for their positions, and well below 1995 bonuses. These bonuses averaged 23% of salary.

     The annual performance bonuses for the senior managers who are responsible for specific operating businesses and subsidiaries within the Company are based primarily on the annual operating profits of their individual businesses as measured against their profit plans. Some non-financial objectives, mutually established by those executives and the Company's senior officers at the beginning of each year, are also evaluated. Consistent with previous years, bonuses for 1995 could have ranged from zero to 75% of salary. The largest bonus in 1996 was 27% of salary, and the average bonus for this group was 19% of salary.

     COMPENSATION STUDY

     During late 1994 and early 1995, the Compensation Committee engaged William
M. Mercer Incorporated, a nationally recognized executive compensation consulting firm, to review the Company's executive compensation practices. This review included an examination of the Company's practices and their consistency with general corporate practices and with the Compensation Committee's philosophy. Mercer utilized a number of national compensation surveys and private databases for companies of similar size to the Company as well as specific analysis of the compensation information contained in proxy statements of a number of companies in similar industries.

     Based on this evaluation, the Compensation Committee decided to discontinue, effective January 1, 1995, the Key Management Deferred Bonus Plan. The Committee felt that the KMDB Plan, which was designed to focus on the return on equity of the Company, had the desired impact of significantly increasing the return on equity of the Company over the past seven years. Although the KMDB Plan awards are paid out over a five-year period, each annual award was based on the return on equity in a particular year. The Compensation Committee concluded that this Plan, when combined with the annual incentive bonus, based too large a percentage of total executive compensation on one year's results. The compensation study indicated that the Company's annual incentive bonus formulas, as a percent of salary, were in line with the 50th percentile of the broad base of companies, so no changes were adopted to the annual incentive bonus plan.

     The compensation study also indicated that the Company was below the 50th percentile in the use of stock options as a means of long-term compensation and in the levels of executive retirement benefits. As a result, the Compensation Committee moved to annual stock option grants for most senior employees starting in 1995 with average annual grants being at higher levels than was previously the case and expanded the pool of employees participating in the 1992 Stock Plan. In addition, the Company has adopted and implemented expanded supplementary restoration and target executive retirement arrangements for senior employees.

     BASIS FOR CHIEF EXECUTIVE OFFICER'S COMPENSATION

     Mr. Paul received a salary increase of $25,000 on January 1, 1996, which was based on the objective and subjective criteria discussed above, peer comparisons and cost of living factors. He did not receive a salary increase in 1993 and 1994 as a result of his receipt in 1992 of a performance-oriented restricted stock grant.

     Mr. Paul's performance bonus of $130,000 for 1996, which was paid in cash in late February 1997, was 32% of his base salary. His employment agreement states that his performance bonus can range from 0% to 80% of base salary. Half of the maximum bonus for 1996 was based on achieving earnings per share between $1.05 and $1.20. The earnings per share did not achieve this level so Mr. Paul earned none of this portion of his bonus, and the bonus paid was based on the continued success against the other objectives.

     In April 1996, Mr. Paul was granted a non-qualified option for 32,400 shares at $20.50, the market price on the date of grant. This option was consistent with the recommendations of the above-mentioned compensation study.

     COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to a public corporation for compensation over $1 million paid to the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the cap if certain requirements are met. The Compensation Committee and the Board of Directors intend to structure the compensation of its executive officers in a manner that should ensure that the Company does not lose any tax deductions because of the $1 million compensation limit in the foreseeable future.

     The Company's salaries for its highest paid executives will be set, based on independent studies, at levels approximating the average for companies of comparable size in similar industries and, when added to annual bonus targets, are not expected to approach $1 million in the foreseeable future. The Company has been an early proponent of using more equity-based compensation, which can often be designed to ensure that tax deductibility is not compromised.

     In February 1995, the Company's Board of Directors amended the 1992 Stock Plan incorporating maximum limitations on individual annual stock option and restricted stock grants so as to meet the requirements of Section 162(m). They also amended the 1992 Stock Plan to identify the performance measures to be used if the Compensation Committee decides to use performance-based vesting restricted stock in the future to meet the requirements of Section 162(m). These amendments were approved by the Company's stockholders at the Company's 1995 Annual Meeting.

     The November 30, 1993 incentive restricted stock grants to seven individuals contain both time-based vesting and provisions for performance-based acceleration, and therefore are subject to the $1 million cap. These restricted stock grants, however, include provisions to ensure that the amount vested in any one year will not place the individual's earnings over the $1 million cap. The 1992 incentive restricted stock grants were grandfathered under Section 162(m). Thus, no tax deduction will be lost to the Company as a result of these restricted stock grants.

                                            Respectfully submitted,

                                            Dr. Jill K. Conway, Chair
                                            Albert H. Gordon
                                            William M. Weaver, Jr.

ANNUAL AND LONG-TERM COMPENSATION

     The following table sets forth the annual and long-term compensation paid or accrued by the Company and its subsidiaries to those persons who were (i) the Chief Executive Officer and (ii) the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"), for services rendered by them in all capacities in which they served the Company and its subsidiaries during 1994, 1995 and 1996. The number of restricted shares and options reported in the Summary Compensation Table set forth below (and the footnotes thereto), the Option/SAR Grants In Last Fiscal Year Table set forth on page 11 of this proxy statement, and the Aggregated Option/SAR Exercises In Last Fiscal Year And Fiscal Year-End Option/SAR Values Table set forth on page 12 of this proxy statement have been adjusted, to the extent applicable, for the Spinoff Distribution declared by the Board of Directors of the Company on September 8, 1995 and paid to the holders of the Company's Common Stock of record on September 29, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM COMPENSATION
                                                                           --------------------------
                                            ANNUAL COMPENSATION                            SECURITIES
                                   -------------------------------------    RESTRICTED     UNDERLYING
          NAME AND                              BONUS     OTHER ANNUAL        STOCK         OPTIONS/        ALL OTHER
     PRINCIPAL POSITION     YEAR   SALARY($)    ($)(a)   COMPENSATION($)   AWARDS($)(c)     SARS(#)     COMPENSATION($)(e)
--------------------------------   ---------   --------  ---------------   ------------    ----------   ------------------
Robert G. Paul              1996   $405,000    $130,000              (b)     $    -0-         32,400         $ 83,049
  President and Chief       1995    380,000     255,000              (b)          -0-         16,712           96,563
  Executive Officer         1994    350,000     374,490              (b)       91,804(d)      89,129           66,404

Robert A. Youdelman         1996    248,000      60,000              (b)          -0-         18,500           57,135
  Executive Vice President  1995    232,000     124,000              (b)          -0-          8,913           58,409
  and Chief Financial
  Officer                   1994    222,000     186,481              (b)       51,754(d)      55,706           51,294

McDara P. Folan, III        1996    142,000      23,000              (b)          -0-          5,600           13,466
  Vice President,           1995    135,000      45,000              (b)          -0-          5,571           13,466
  Secretary and             1994    125,000      69,064              (b)       24,586(d)         -0-           13,616
  General Counsel

James L. LePorte, III       1996    165,000      33,000              (b)          -0-          8,300           19,259
  Vice President, Treasurer 1995    151,000      66,000              (b)          -0-          8,913           20,242
  and Controller            1994    144,000     104,411              (b)       31,462(d)       5,571           13,174

Erik H. van der Kaay        1996    252,000      47,000              (b)          -0-         18,500           67,011
  Executive Vice President  1995    240,000      65,000              (b)          -0-         17,826           64,924
                            1994    200,000     128,897              (b)       41,674(d)         -0-           45,999

---------------

(a) Amounts listed as bonuses for each of the respective fiscal years include
    (i) annual performance bonuses earned by the Named Executive Officers with respect to such fiscal year and (ii) the cash portion of bonuses awarded under the Company's KMDB Plan to the Named Executive Officers for such fiscal year, even though the payment of the cash portion of such bonuses is paid in five equal annual installments on September 15 of each year commencing in the year following the year with respect to which such award is made and even though the right to any unpaid portions of such bonuses will be forfeited upon termination of employment for certain reasons enumerated in the Plan. The KMDB Plan was discontinued as of December 31, 1994. Accordingly, no bonuses were awarded under the Company's KMDB Plan to the Named Executive Officers for fiscal years 1995 and 1996.

(b) Aggregate amount of such compensation is less than the lesser of $50,000 or 10 percent of the total annual salary and bonus reported for such Named Executive Officer under "Salary" and "Bonus" for such fiscal year.

(c) The dollar values of the restricted stock awards are based on the closing market price of the Company's Common Stock on the date of such awards. At December 31, 1996, the Named Executive Officers held 132,528 restricted shares of the Company's Common Stock in the aggregate, which are subject to forfeiture under certain circumstances for periods up to 10 years with an aggregate value (calculated by multiplying the number of restricted shares held by $22.25, the closing market price of the Company's Common Stock on December 31, 1996) of $2,948,748 as follows: Mr. Paul (45,010 shares with a value of $1,001,473), Mr. Youdelman (27,806 shares with a value of $618,684), Mr. Folan (19,554 shares with a value of $435,077), Mr. LePorte (17,584 shares with a value of $391,244) and Mr. van der Kaay (22,574 shares with a value of $502,272). Dividends are paid on restricted shares of the Company's Common Stock at the same rate as paid on other outstanding shares of the Company's Common Stock.

(d) On February 22, 1995, the Named Executive Officers were awarded the following numbers of restricted shares of the Company's Common Stock under the 1992 Stock Plan, which restricted shares constitute 50 percent of the bonuses awarded for 1994 to each Named Executive Officer under the Company's KMDB Plan: Mr. Paul (4,464), Mr. Youdelman (2,516), Mr. Folan (1,196), Mr. LePorte (1,529) and Mr. van der Kaay (2,026). These restricted shares of the Company's Common Stock vest in five equal annual installments on September 15 of each year commencing in 1995, provided that the right to receive any such restricted shares which are not vested will be forfeited upon termination of employment for certain reasons enumerated in the KMDB Plan.

(e) All Other Compensation includes $1,200 made as matching Company contributions for each of the Named Executive Officers under the Company's Employee Before-Tax Savings Plan for each of 1996, 1995 and 1994, as applicable. In addition, All Other Compensation includes (i) insurance premiums of $156 paid by the Company with respect to term life insurance for the benefit of each of the Named Executive Officers during each of 1996, 1995 and 1994, respectively, and (ii) the following amounts equal to the full dollar value of the remainder of the premiums paid by the Company in connection with life insurance policies issued pursuant to the Split Dollar Insurance Agreements between the Company and the following Named Executive Officers during 1996, 1995 and 1994, respectively, as applicable: Mr. Paul ($81,693, $95,207 and $65,048), Mr. Youdelman ($55,779, $57,053 and
    $49,938), Mr. Folan ($12,110, $12,110 and $12,260), Mr. LePorte ($17,903,
    $18,886 and $11,848) and Mr. van der Kaay ($65,655, $63,568 and $44,643).
    The premiums paid by the Company in connection with the life insurance policies issued pursuant to such Split Dollar Insurance Agreements set forth in the preceding sentence generally will be recovered in full by the Company upon the cancellation or purchase by a Named Executive Officer of any such life insurance policy or the payment of any death benefits under any such life insurance policy.

OPTIONS GRANTED IN 1996

     The following table sets forth information with respect to grants of options to purchase shares of the Company's Common Stock to the Named Executive Officers during 1996 pursuant to the Company's 1992 Stock Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                           ---------------------------------------------------------------     POTENTIAL REALIZABLE VALUE AT
                                             PERCENT OF
                            NUMBER OF          TOTAL                                           ASSUMED ANNUAL RATES OF STOCK
                            SECURITIES      OPTIONS/SARS                                       PRICE APPRECIATION FOR OPTION
                            UNDERLYING       GRANTED TO      EXERCISE OR                                  TERM(b)
                           OPTIONS/SARS     EMPLOYEES IN      BASE PRICE       EXPIRATION      -----------------------------
         NAME              GRANTED (#)      FISCAL YEAR         ($/SH)            DATE            5%($)            10%($)
-----------------------    ------------     ------------     ------------     ------------     ------------        -----
Robert G. Paul                32,400(a)          8.3%          $  20.50          4/25/06         $417,712        $1,058,564
Robert A. Youdelman           18,500(a)          4.7              20.50          4/25/06          238,508           604,427
McDara P. Folan, III           5,600(a)          1.4              20.50          4/25/06           72,197           186,962
James L. LePorte, III          8,300(a)          2.1              20.50          4/25/06          107,006           271,175
Erik H. van der Kaay          18,500(a)          4.7              20.50          4/25/06          238,508           604,427

---------------

(a) Each of these options was granted on April 23, 1996. Each of these options is exercisable 50 percent after two years from date of grant, 75 percent after three years from date of grant and 100 percent after four years from date of grant. If the optionee's employment by the Company or any of its subsidiaries terminates for any reason, this option may be exercised to the extent exercisable at the time of such termination of employment within three months after such termination of employment. If the optionee dies within such three-month period or if the termination of his employment is due to his death, this option may be exercised within one year after his death. Each of these options contains a tandem stock appreciation right providing that the Company will, if requested by the optionee prior to the exercise thereof and if approved by the Compensation Committee, purchase that portion of the option which is then exercisable at a price equal to the difference between the exercise price and the market price of the shares. The purchase price may be paid by the Company in either cash or Common Stock of the Company, or any combination thereof, as the Compensation Committee may determine. In addition, each of these options contains a tandem limited stock appreciation right exercisable six months after grant and immediately after a " Change in Control" of the Company (which is defined as it is in the severance agreements described on pages 16 to 17 of this proxy statement). Pursuant to this tandem limited stock appreciation right, the Company will purchase the option for cash at a price equal to the difference between the exercise price and the "market value" (as defined in the 1992 Stock Plan) of the shares covered by the option. Such market value generally is defined to relate to the highest market value of the Company's Common Stock during the period in which the circumstances giving rise to the exercise of the limited stock appreciation right occurred.

(b) The dollar amounts set forth in the columns are the result of calculations of the 5% and 10% rates set forth in the Securities and Exchange Commission's rules regarding the disclosure of executive compensation, and therefore are not intended to forecast possible future appreciation of the Company's Common Stock. Actual gains, if any, on the exercise of this option is dependent on the future performance of the Company's Common Stock, as well as the applicable Named Executive Officer's continued employment throughout the vesting period.

OPTION EXERCISES AND 1996 YEAR-END VALUES

     The following table sets forth information with respect to (i) options to purchase shares of the Company's Common Stock granted under the Company's 1982 Stock Plan and 1992 Stock Plan, respectively, which were exercised by the Named Executive Officers during 1996, and (ii) unexercised options to purchase shares of the Company's Common Stock granted under the Company's 1982 Stock Plan and 1992 Stock Plan, respectively, to the Named Executive Officers and held by them at December 31, 1996.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED IN-THE-
                                                                     OPTIONS/SARS              MONEY OPTIONS/SARS AT FISCAL
                              SHARES                            AT FISCAL YEAR-END (#)                YEAR-END($)(b)
                           ACQUIRED ON         VALUE         -----------------------------     -----------------------------
         NAME              EXERCISE (#)     REALIZED($)(b)   EXERCISABLE      UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
-----------------------    ------------     ------------     ------------     ------------     ------------     ------------
Robert G. Paul                   (a)                --          252,903          93,676         $3,792,094        $403,215
Robert A. Youdelman            7,353           117,223           71,972          55,265            938,738         246,655
McDara P. Folan, III             (a)                --            8,913          11,171            102,313          18,120
James L. LePorte, III          4,902            81,519           37,100          19,998            624,217          50,432
Erik H. van der Kaay             (a)                --           33,980          38,554            475,503          78,324

---------------

(a) Named Executive Officer did not exercise any options to purchase shares of the Company's Common Stock during 1996.

(b) The dollar values are calculated by determining the difference between the fair market value of the shares of the Company's Common Stock underlying the options and the exercise price of such options at exercise or at December 31, 1996, as applicable.

RETIREMENT PLANS

     Corporate Retirement Plan

     Participants in the Allen Telecom Inc. Corporate Retirement Plan (the "Retirement Plan") consist of a majority of the full-time employees of the Company and its subsidiaries in the United States, including the Named Executive Officers, and Messrs. Colburn and Lyons as former employees of the Company. The Retirement Plan generally provides a retirement benefit based upon the participant's years of credited service (not in excess of 30 years) and his or her final average earnings, with final average earnings consisting of the sum of
(i) the average of the salaries of the participant during the five years of highest salaries of the participant in the 10 years preceding the participant's retirement or termination date, and (ii) the average of the performance bonuses and overtime earnings of the participant during the five years of highest aggregate bonuses and overtime earnings of the participant in the 10 years preceding the participant's retirement or termination date. Retirement benefits are payable either as a straight life annuity, a joint and survivor annuity or in other optional forms. Normal retirement is at age 65, but certain early retirement benefits may be payable to participants who have attained age 55 and completed 10 years of continuous service, and survivor benefits may be payable to the surviving spouse of a vested participant who dies prior to early or normal retirement. A participant's benefit under the Retirement Plan vests after five years of credited service, all benefits funded by the Company are based upon actuarial computations, and no contributions are made by participants.

     Restoration Plan

     The Internal Revenue Code (the "IRC") imposes a maximum limit on annual retirement benefits payable under tax-qualified retirement plans, such as the Retirement Plan. For 1997, that annual limit is $125,000. In addition, the IRC limits the amount of annual compensation that may be taken into account for benefit calculation purposes under tax-qualified retirement plans. For 1997, that annual limit is $160,000. Effective January 1, 1996, the Company adopted the Allen Telecom Inc. Restoration Plan (the "Restoration Plan"). Under the Restoration Plan, each employee whose Retirement Plan benefit is limited by these IRC restrictions or as a result of his deferral of income under the Company's Deferred Compensation Plan will be entitled to a supplemental restoration benefit equal to the difference between the full amount of his pension benefits determined under the Retirement Plan (calculated without regard to these IRC restrictions or to deferral of income under the Company's Deferred Compensation Plan) and the maximum amount payable from the Retirement Plan. If
(i) the Company breaches any material provision of the Plan and such breach continues for at least 30 days after notice to the Company, or (ii) the Company makes a general assignment for the benefit of creditors, or (iii) any proceeding under the U.S. Bankruptcy Code is instituted by or against the Company and, if instituted against the Company, is consented to or acquiesced in by it or the Company fails to use its best efforts to obtain the dismissal thereof for 60 days, or (iv) a receiver or trustee in bankruptcy is appointed for the Company, the Company will pay each employee affected thereby an amount equal to the present value of his benefits under the Restoration Plan. Except as specified above, the vesting of benefits, the timing of payments and the form of payments under the Restoration Plan are determined in accordance with the terms of the Retirement Plan. The Restoration Plan is unfunded. All of the Named Executive Officers are participants in the Restoration Plan.

     Pension Benefits Table

     The following table shows estimated annual benefits payable under the Retirement Plan and the Restoration Plan to participants in specified compensation (final average earnings) and years-of-service classifications on a straight life annuity basis, assuming normal retirement at age 65 on January 1, 1997 and application of the current U.S. social security covered compensation base. The benefits payable under the Retirement Plan and the Restoration Plan are not subject to any deduction for U.S. social security or other offset amounts.

                                                     YEARS OF SERVICE(b)
     FINAL AVERAGE         -----------------------------------------------------------------------
      EARNINGS(a)             5          10           15           20           25           30
-----------------------    -------     -------     --------     --------     --------     --------
 $125,000..............    $ 7,705     $15,410     $ 23,115     $ 30,820     $ 38,525     $ 46,229
  150,000..............      9,392      18,785       28,177       37,570       46,962       56,354
  175,000..............     11,080      22,160       33,240       44,320       55,400       66,479
  200,000..............     12,767      25,535       38,302       51,070       63,837       76,604
  225,000..............     14,455      28,910       43,365       57,820       72,275       86,729
  250,000..............     16,142      32,285       48,427       64,570       80,712       96,854
  300,000..............     19,517      39,035       58,552       78,070       97,587      117,104
  350,000..............     22,892      45,785       68,677       91,570      114,462      137,354
  400,000..............     26,267      52,535       78,802      105,070      131,337      157,604
  450,000..............     29,642      59,285       88,927      118,570      148,212      177,854
  500,000..............     33,017      66,035       99,052      132,070      165,087      198,104
  600,000..............     39,767      79,535      119,302      159,070      198,837      238,604
  700,000..............     46,517      93,035      139,552      186,070      232,587      279,104

---------------

(a) The current final average earnings for the Named Executive Officers during 1996 are $619,000 for Mr. Paul, $350,240 for Mr. Youdelman, $168,715 for Mr.
    Folan, $212,400 for Mr. LePorte and $295,820 for Mr. van der Kaay. The calculation of the foregoing amounts includes the amounts shown under "Salary" and "Bonus" (exclusive of bonuses awarded under the Company's KMDB
    Plan) in the Summary Compensation Table set forth on page 9 of this proxy statement.

(b) Years of credited service as of January 1, 1997 under the Retirement Plan for the Named Executive Officers are 26.9 for Mr. Paul, 19.9 for Mr. Youdelman, 4.3 for Mr. Folan, 15.8 for Mr. LePorte and 6.5 for Mr. van der Kaay.

     Target Benefit Agreements

     Effective January 1, 1996, the Company entered into separate Supplemental Target Pension Benefit Agreements (each, a "Target Agreement") with five executives of the Company, including Messrs. Paul, Youdelman, LePorte and van der Kaay (collectively, the "Target Officers"). Pursuant to each Target Agreement, the Company will provide annual pension benefits to a Target Officer supplemental to the annual benefits paid to him under the Retirement Plan and the Restoration Plan if warranted by the formula under the Target Agreement. For all Target Officers but Mr. van der Kaay, the target benefit is 1.733% of the Target Officer's five-year average earnings (as defined in the Retirement Plan but without regard to IRC limitations or to deferral of income under the Company's Deferred Compensation Plan), multiplied by his years of credited service, but not in excess of 30 years. For Mr. van der Kaay, the 1.733 multiplier is increased to 2.733 for each year after 1995 (for purposes of the Target Benefits Table set forth below, this 2.733 multiplier equates to crediting Mr. van der Kaay with 1.577 years of service for each year of service he completes after 1995). The target benefit is reduced by an amount, expressed as a single life annuity, equal to the sum of the

Target Officer's Retirement Plan benefit, Restoration Plan benefit, Employee Before-Tax Savings Plan matching benefit and social security benefit. For this purpose, the Employee Before-Tax Savings Plan matching benefit assumes the Company contributed each year to the Company's Employee Before-Tax Savings Plan for the Target Officer the maximum permissible matching contribution (currently $1,200 per year) and such amounts accumulated at the rate of 8% compounded annually. Each target benefit may not exceed an annual amount of $250,000 reduced by four-twelfths of one percent (4/12%) for each month (if any) by which the applicable Target Officer's target benefit commences before such Target Officer's attainment of age 65. Each Target Agreement is unfunded.

     Under each Target Agreement, if, after the Target Officer ceases to be a senior executive officer, (i) the Company's bank indebtedness is accelerated, or
(ii) the Company breaches any material provision of the Target Agreement and such breach continues for at least 30 days after notice to the Company, or (iii) the consolidated tangible net worth of the Company falls below $90 million (provided that such tangible net worth at the time the affected Target Officer ceases to be a senior executive officer is at least $130 million, or if such tangible net worth at the time he ceases to be a senior executive officer is less than $130 million, the tangible net worth of the Company declines by $40 million), or (iv) the Company makes a general assignment for the benefit of creditors, or (v) any proceeding under the U.S. Bankruptcy Code is instituted by or against the Company and, if instituted against the Company, is consented to or acquiesced in by it or the Company fails to use its best efforts to obtain the dismissal thereof for 60 days, or (vi) a receiver or trustee in bankruptcy is appointed for the Company, the Company will pay the affected Target Officer an amount equal to the present value of his target benefits under his Target Agreement. Similarly, under each Target Agreement, if the Target Officer's employment is terminated within the two-year period following a "Change in Control" of the Company either by the Company other than for "Cause" or because the Target Officer is disabled or by the Target Officer for "Good Reason" (as such terms are defined in the employment agreement or severance agreement applicable to the Target Officer described on pages 15 to 17 of this proxy statement), the Company will pay the affected Target Officer an amount equal to the present value of his target benefits under his Target Agreement. In addition, a Target Officer's benefit under the Restoration Plan is required to be transferred to his Target Agreement in the event of a "Change in Control" of the Company.

     The following table shows the estimated annual target benefits payable under the Target Agreements to the Target Officers, assuming normal retirement at age 65 on January 1, 1997.

            FINAL                              YEARS OF SERVICE(b)
           AVERAGE     -------------------------------------------------------------------
          EARNINGS(a)     5          10          15          20          25          30
          ---------    -------     -------     -------     -------     -------     -------
          $125,000     $     0     $     0     $     0     $     0     $   400     $   916
           150,000         294         278         924       1,880       2,836       3,791
           175,000         773       1,236       2,362       3,797       5,231       6,666
           200,000       1,253       2,195       3,799       5,713       7,627       9,541
           225,000       1,732       3,153       5,237       7,630      10,023      12,416
           250,000       2,211       4,111       6,674       9,547      12,419      15,291
           300,000       3,169       6,028       9,549      13,380      17,211      21,041
           350,000       4,128       7,945      12,424      17,213      22,002      26,791
           400,000       5,086       9,861      15,299      21,047      26,794      32,541
           450,000       6,044      11,778      18,174      24,880      31,586      38,291
           500,000       7,003      13,695      21,049      28,713      36,377      44,041
           600,000       8,919      17,528      26,799      36,380      45,961      55,541
           700,000      10,836      21,361      32,549      44,047      55,544      67,041

---------------

(a) For benefit calculation purposes under the Target Agreements, the current final average earnings for Messrs. Paul, Youdelman, LePorte and van der Kaay are the same as those listed in footnote (a) to the Pension Benefits Table on page 13 of this proxy statement.

(b) For benefit calculation purposes under the Target Agreements, years of credited service as of January 1, 1997 for the applicable Target Officers are as follows: Mr. Paul (26.9), Mr. Youdelman (19.9), Mr. LePorte (15.8) and Mr. van der Kaay (7.1).

     Other Supplemental Pension Benefits Agreements

     Pursuant to an agreement entered into in 1983, and subsequently amended, with Mr. Colburn, the Company currently provides annual pension benefits to Mr. Colburn, supplemental to the annual benefits paid to him under the Retirement Plan and as social security benefits, in an amount equal to $189,528, with an equivalent annual benefit payable to Mr. Colburn's spouse for her life after his death. Pursuant to such agreement, this amount is based upon (i) his final average earnings, as defined in the Retirement Plan but during the year of highest salary and performance bonus in the four years preceding his termination date, which was December 31, 1991 when Mr. Colburn elected not to extend his employment agreement with the Company, and (ii) 36 years of service as an employee and as a director of the Company. If the consolidated tangible net worth of the Company falls below $90 million, if the Company's bank indebtedness is accelerated or if the Company breaches any material provision of Mr. Colburn's supplemental pension benefit agreement or post-employment consulting agreement described on pages 4 to 5 hereof and such breach continues for at least 30 days after notice to the Company, the Company will pay him or his spouse, as applicable, an amount equal to the present value of his supplemental pension benefits under his agreement.

     Pursuant to an agreement entered into in 1983, as amended, with Mr. Lyons, the Company provides annual pension benefits to Mr. Lyons, supplemental to the annual benefits paid to him under the Retirement Plan, in an amount based upon
(i) his final average earnings, as defined in the Retirement Plan but during the three years of highest salaries and performance bonuses in the 10 years preceding his termination date, which was September 30, 1989 (when his employment as an officer of the Company terminated), and (ii) his number of years of service as a director, prior to becoming an officer, of the Company plus his number of years of credited service under the Retirement Plan. The annual supplemental pension benefit is reduced by the amount paid to Mr. Lyons annually under the Retirement Plan. If the consolidated tangible net worth of the Company falls below $90 million, if the Company's bank indebtedness is accelerated or if the Company breaches any material provision of Mr. Lyons' supplemental pension benefit agreement or his post-employment consulting agreement described on page 5 hereof and such breach continues for at least 30 days after notice to the Company, the Company will pay him an amount equal to the present value of his supplemental pension benefits under his agreement. The annual benefit payable to Mr. Lyons under his supplemental pension benefit agreement, exclusive of amounts payable under the Retirement Plan and social security benefits, is $34,064, based upon his final average earnings and 20 years of service under his agreement, with an annual benefit of $17,032 payable to Mr. Lyons' spouse for her life after his death.

EMPLOYMENT, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     Robert G. Paul is employed as President and Chief Executive Officer of the Company pursuant to an employment agreement entered into in June 1991, which provides for a term of employment extending through December 31, 1993 and thereafter continuing for successive periods of 12 months each, unless either the Company or Mr. Paul gives at least three months' notice to the contrary. No such notice was given by either party in 1996. The agreement provides for an annual salary of $300,000 commencing February 26, 1991, which amount was increased to $421,000 effective as of January 1, 1997, and is subject to such further future increases as the Board of Directors deems appropriate. The Company may terminate Mr. Paul's employment for "Cause" (as defined in such agreement), or in the event of his disability, and he may terminate his employment for "Good Reason" (as defined in such agreement), such as his not being elected, or his being assigned duties other than those of, President and Chief Executive Officer of the Company, a significant adverse alteration in the nature or status of his responsibilities or the conditions of his employment, a reduction of his salary (except for across-the-board salary reductions similarly affecting all management personnel of the Company), a relocation of Mr. Paul by more than 25 miles, the failure by the Company to continue any material compensation or benefit plan or the Company giving notice to Mr. Paul that his employment agreement is not continuing for any period of 12 months after December 31, 1993.

     In the event of Mr. Paul's disability, the Company will continue to pay him his salary and estimated bonus until the expiration of the term of his employment agreement and, thereafter, will pay him benefits equal to the maximum amount currently provided by the Company's executive long-term disability plan, which is 60 percent of salary and estimated bonus up to a maximum of $420,000 per year, until the earlier of his normal retirement date or commencement of benefits under the Retirement Plan.

     If the Company terminates Mr. Paul's employment other than for "Cause" or his disability, or if Mr. Paul terminates his employment for "Good Reason", the Company will pay him an amount equal to his salary for two years, plus all awards made to him under the Company's KMDB Plan, and will provide his life, disability, accident, medical and hospitalization insurance benefits for a period of two years after such termination. In addition, if termination of Mr. Paul's employment is disputed and the dispute is ultimately resolved in his favor, the Company may be obligated to pay his salary through the date of final resolution of the dispute.

     If the Company terminates Mr. Paul's employment other than for "Cause" or his disability, or if Mr. Paul terminates his employment for "Good Reason" following a "Change in Control" of the Company (which is defined as it is in the severance agreements described below), the Company will pay him an amount equal to 2.99 times his average annual taxable compensation from the Company during the five years preceding termination of employment, plus all awards made to him under the Company's KMDB Plan, and will pay him an amount equal to the excess of the "Fair Market Value" (as defined in Mr. Paul's employment agreement), on the date of termination, over the option price of the shares subject to each stock option held by him, whether or not exercisable at the time, in exchange for surrender of the option.

     Mr. Paul's employment agreement provides for mandatory arbitration of all disputes relating to Mr. Paul's employment agreement and requires the Company to pay all reasonable legal expenses incurred by Mr. Paul in connection with resolution of disputes under his employment agreement.

     The Company has severance agreements with each of the Named Executive Officers, other than Mr. Paul whose severance arrangements are contained in his employment agreement described above, which provide severance benefits if the Company terminates the employee's employment other than for "Cause" (as defined in such severance agreements) or disability before or after a "Change in Control" of the Company or if the employee terminates his employment for "Good Reason" after a "Change in Control". A "Change in Control" of the Company is defined as (i) the acquisition of more than 30 percent of the outstanding Common Stock of the Company by any person or group of related persons, (ii) the change in a majority of the directors of the Company during a consecutive two-year period, unless the election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of such period, (iii) the stockholders approve a merger or consolidation of the Company with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80 percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 30 percent of the combined voting power of the Company's then outstanding securities, or (iv) the stockholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of the Company's assets. "Good Reason" includes the assignment of duties inconsistent with the employee's position with the Company, a significant adverse alteration in the nature or status of the employee's responsibilities or the conditions of his employment, a reduction of the employee's salary (except for across-the-board salary reductions similarly affecting all management personnel of the Company), a relocation of the employee by more than 25 miles or the failure by the Company to continue any material compensation or benefit plan. Severance payments under the agreements will be six months' salary plus an additional month for each full year of service but in no event more than 18 months' salary, and will be paid in normal pay periods, except that upon termination after a "Change in Control", the Company will pay the employee in a lump sum six months' salary plus an additional month for each full year of service with a maximum of 18 months' salary plus 50 percent (except Mr. van der Kaay who will receive 100 percent so long as his severance payments do not exceed an amount in excess of 27 months' salary), plus all awards under the Company's KMDB Plan and an amount equal to the excess of the "Fair Market Value" (as defined in such severance agreements), on the date of termination, over the option price of the shares subject to each stock option held by him, except previously issued incentive stock options, whether or not exercisable at the time, in exchange for surrender of the option. Life, disability, accident and health insurance benefits will continue during the period of severance payments. Severance payments in excess of the base amount of six months' salary will be reduced by any compensation received by the employee from other employment (other than self employment) prior to a "Change in Control", and all severance payments and all insurance benefits will be discontinued if the employee engages in competition with the Company or engages in conduct which is injurious to the Company, prior to a "Change in Control."

     The Company also has entered into separate Supplemental Target Pension Benefit Agreements with five executives of the Company, including Messrs. Paul, Youdelman, LePorte and van der Kaay, which contain "Change in Control" provisions. For a description of the terms of these Target Agreements, see "EXECUTIVE COMPENSATION AND TRANSACTIONS WITH MANAGEMENT -- Retirement Plans -- Target Benefit Agreements" on pages 13 to 14 of this proxy statement.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return of the Company's Common Stock against the cumulative total return of (i) the S&P SmallCap 600 Index and (ii) the S&P Communications Equipment Index for the period of five fiscal years ended December 31, 1996. The comparisons in this graph are required by the proxy rules promulgated by the Securities and Exchange Commission and are not intended to forecast future performance of the Company's Common Stock.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN*

               COMPANY'S COMMON STOCK, S&P SMALLCAP 600 INDEX AND
                       S&P COMMUNICATIONS EQUIPMENT INDEX

                                                                              S&P COMMUNICA-
        MEASUREMENT PERIOD             ALLEN TELECOM     S&P SMALLCAP 600     TIONS EQUIPMENT
      (FISCAL YEAR COVERED)                INC.                INDEX               INDEX
1991                                               100                 100                 100
1992                                               139                 121                 108
1993                                               188                 144                 104
1994                                               249                 137                 118
1995                                               266                 178                 177
1996                                               264                 216                 207

* Assumes that the value of the investment in the Company's Common Stock and each index was $100 on December 31, 1991 and that all dividends on the Company's Common Stock and on each stock included in each index were reinvested. Included in the dividends reinvested is the spinoff distribution by the Company to its stockholders on September 29, 1995, of all of the common stock of the Company's former wholly owned subsidiary, TransPro, Inc. (the "Spinoff Distribution"). For purposes of this graph, it is assumed that the shares of TransPro, Inc. common stock received in the Spinoff Distribution were sold at the when-issued closing market price on October 3, 1995, and the proceeds reinvested in shares of the Company's Common Stock at the when-issued closing market price on October 3, 1995. Such date is the first day both TransPro, Inc. common stock and the Company's Common Stock traded on a when-issued basis after the Spinoff Distribution.

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

     On July 30, 1992, the Company acquired Alliance Acquisition Corporation ("Alliance"). Pursuant to the Amended and Restated Agreement for Merger dated as of July 7, 1992 (the "Merger Agreement"), between the Company, Allen Telecommunications Corporation, a newly formed Delaware corporation and wholly owned subsidiary of the Company ("Allensub"), and Alliance, Allensub was merged into Alliance to accomplish this acquisition. On June 30, 1993, Alliance was merged into the Company. Immediately after the consummation of the acquisition of Alliance by the Company, and pursuant to the terms of the Merger Agreement, William O. Hunt entered into a Noncompetition Agreement with the Company and Alliance (the "Noncompetition Agreement"). In exchange for his agreement not to compete with the Company and Alliance in their "Core Business" (as defined in the Noncompetition Agreement) for a period of five years, the Company agreed to pay Mr. Hunt an aggregate consideration of $1,017,500. Pursuant to the terms of the Noncompetition Agreement, Mr. Hunt received $203,500 on each of July 30, 1992, 1993, 1994, 1995 and 1996.

     PaineWebber Incorporated, of which firm Albert H. Gordon was an Advisory Director in 1996, has been retained by the Company for several years, including 1996 and 1997, to perform investment banking services for the Company and its subsidiaries. The Company paid $15,000 in fees and expenses to PaineWebber Incorporated in 1996 for the performance of investment banking services for the Company and its subsidiaries.

     Smith Lyons, of which firm J. Chisholm Lyons formerly was a partner and currently is counsel, has been retained by the Company for many years, including 1996 and 1997, to perform legal services for the Company and its Canadian subsidiaries.

     Benesch, Friedlander, Coplan & Aronoff, of which firm Margaret Kennedy, the spouse of Robert G. Paul, is a partner, has been retained by the Company for several years, including 1996 and 1997, to perform legal services for the Company and its subsidiaries. The Company paid $739,385 in fees and expenses to Benesch, Friedlander, Coplan & Aronoff in 1996 for the performance of legal services for the Company and its subsidiaries.

                                STOCK OWNERSHIP

PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of December 31, 1996 with respect to the only persons known to the Company to be the beneficial owners (for purposes of the rules of the Securities and Exchange Commission) of more than 5% of the outstanding shares of the Company's Common Stock as of that date.

                                                 AMOUNT AND
                                                 NATURE OF
                                                 BENEFICIAL     PERCENT
     NAME AND ADDRESS OF BENEFICIAL OWNERS       OWNERSHIP      OF CLASS
-----------------------------------------------  ----------     --------
FMR Corp.......................................  1,390,445 (a)     5.2%
  82 Devonshire Street
  Boston, Massachusetts 02109
Forstmann-Leff Associates Inc..................  1,702,070 (b)     6.3
  FLA Asset Management, Inc.
  55 East 52nd Street
  New York, New York 10055
Lazard Freres & Co. LLC........................  1,889,630 (c)     7.0
  30 Rockefeller Plaza
  New York, New York 10020
State of Wisconsin Investment Board............  2,531,600 (d)     9.4
  P.O. Box 7842
  Madison, Wisconsin 53707

---------------

(a)   FMR Corp., through its wholly owned subsidiaries, Fidelity Management & Research Company and Fidelity Management Trust Company, held sole dispositive power over all of such shares, and sole voting power over 78,045 of such shares, as of December 31, 1996, based on its Schedule 13G filed under the Securities Exchange Act of 1934 on February 14, 1997.
(b)   Forstmann-Leff Associates Inc. held sole dispositive power over 1,159,995 of such shares, and sole voting power over 1,039,995 of such shares, and together with FLA Asset
      Management, Inc., its wholly owned subsidiary, held shared dispositive power over 542,075 of such shares, and shared voting power over 225,950 of such shares, as of December 31,
      1996, based on their joint Schedule 13G filed under the Securities Exchange Act of 1934 on February 13, 1997.
(c)   Lazard Freres & Co. LLC held sole dispositive power over all of such shares, and sole voting power over 1,714,230 of such shares, as of December 31, 1996, based on its
      Schedule 13G filed under the Securities Exchange Act of 1934 on February 14, 1997.
(d)   State of Wisconsin Investment Board held sole dispositive power and sole voting power over all of such shares as of December 31, 1996, based on its Schedule 13G, as amended, filed under the Securities Exchange Act of 1934 on January 16, 1997.

DIRECTORS AND OFFICERS

     The following table sets forth information as of March 3, 1997 with respect to shares of Common Stock of the Company beneficially owned (for purposes of the rules of the Securities and Exchange Commission) by each director and each Named Executive Officer and by all directors and current executive officers of the Company as a group.

                                                 AMOUNT AND
                                                 NATURE OF
                                                 BENEFICIAL     PERCENT
          NAME OF BENEFICIAL OWNER               OWNERSHIP      OF CLASS
---------------------------------------------    ----------     --------
George A. Chandler...........................       15,650 (a)       *
Philip Wm. Colburn...........................      313,434 (b)     1.2%
Dr. Jill K. Conway...........................        9,410 (c)       *
McDara P. Folan, III.........................       34,706 (d)       *
Albert H. Gordon.............................       23,498 (a)       *
William O. Hunt..............................       41,394 (e)       *
James L. LePorte, III........................       97,838 (f)       *
J. Chisholm Lyons............................       35,690 (g)       *
John F. McNiff...............................        3,062 (h)       *
Robert G. Paul...............................      444,853 (i)     1.6%
Charles W. Robinson..........................       14,378 (a)       *
Erik H. van der Kaay.........................       92,217 (j)       *
William M. Weaver, Jr........................       15,594 (k)       *
Robert A. Youdelman..........................      177,337 (l)       *
All directors and executive officers as a
  group
  (14 persons)...............................    1,319,061 (m)     4.8%

---------------

* Less than 1%.

(a)   Includes shares owned directly and 11,198 shares issuable upon exercise of stock options that are exercisable as of March 3, 1997 or become exercisable within 60 days thereafter.
(b)   Includes 101,752 shares owned directly and 211,682 shares issuable upon exercise of stock options that are exercisable as of March 3, 1997 or become exercisable within 60 days thereafter.
(c)   Includes 440 shares owned directly and 8,970 shares issuable upon exercise of stock options that are exercisable as of March 3, 1997 or become exercisable within 60 days thereafter.
(d)   Includes 1,474 shares owned directly; 1,979 shares held by the trustee under the
      Company's Employee Before-Tax Savings Plan; 19,554 restricted shares of Common Stock awarded under the Company's 1992 Stock Plan; and 11,699 shares issuable upon exercise of stock options that are exercisable as of March 3, 1997 or become exercisable within 60 days thereafter.
(e)   Includes 40,000 shares owned directly by B&G Partnership Ltd., a Texas limited partnership, which is owned jointly by Mr. Hunt and his spouse, and 1,394 shares issuable upon exercise of stock options that are exercisable as of March 3, 1997 or become exercisable within 60 days thereafter.
(f)   Includes 30,264 shares owned directly; 9,491 shares held by the trustee under the
      Company's Employee Before-Tax Savings Plan; 17,584 restricted shares of Common Stock awarded under the 1992 Stock Plan; and 40,499 shares issuable upon exercise of stock options that are exercisable as of March 3, 1997 or become exercisable within 60 days thereafter.
(g)   Includes 10,054 shares owned directly; 22,282 shares issuable upon exercise of stock options that are exercisable as of March 3, 1997 or become exercisable within 60 days thereafter; and 3,354 shares owned by Mr. Lyons' spouse, of which Mr. Lyons disclaims beneficial ownership.
(h)   All shares owned directly.

(i)   Includes 145,316 shares owned directly; 11,378 shares held by the trustee under the
      Company's Employee Before-Tax Savings Plan; 45,010 restricted shares of Common Stock awarded under the Company's 1992 Stock Plan; 236,749 shares issuable upon exercise of stock options that are exercisable as of March 3, 1997 or become exercisable within 60 days thereafter; and 6,400 shares owned by Mr. Paul's spouse, of which Mr. Paul disclaims beneficial ownership.
(j)   Includes 22,801 shares owned directly; 1,720 shares held by the trustee under the
      Company's Employee Before-Tax Savings Plan; 22,574 restricted shares of Common Stock awarded under the Company's 1992 Stock Plan; and 45,122 shares issuable upon exercise of stock options that are exercisable as of March 3, 1997 or become exercisable within 60 days thereafter.
(k)   Includes 14,200 shares owned directly and 1,394 shares issuable upon exercise of stock options that are exercisable as of March 3, 1997 or become exercisable within 60 days thereafter.
(l)   Includes 73,014 shares owned directly; 7,441 shares held by the trustee under the
      Company's Employee Before-Tax Savings Plan; 27,806 restricted shares of Common Stock awarded under the Company's 1992 Stock Plan; and 69,076 shares issuable upon exercise of stock options that are exercisable as of March 3, 1997 or become exercisable within 60 days thereafter.
(m)   Includes 472,063 shares owned by directors and executive officers; 32,009 shares held for executive officers by the trustee under the Company's Employee Before-Tax Savings Plan;
      132,528 restricted shares of Common Stock awarded under the Company's 1992 Stock Plan;
      and 682,461 shares issuable to directors and executive officers upon exercise of stock options that are exercisable as of March 3, 1997 or become exercisable within 60 days thereafter.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of Coopers & Lybrand L.L.P. as the independent auditors to audit the books and accounts of the Company for the year ending December 31, 1997, and is requesting ratification of such appointment by the stockholders at the Annual Meeting. Coopers & Lybrand L.L.P. has served in this capacity since 1967. Should this appointment not be ratified by the holders of a majority of the shares voting in person or by proxy at the meeting, the Board of Directors will consider appointing other auditors to audit the books and accounts of the Company. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

                                 OTHER MATTERS

     Management of the Company knows of no matters other than those referred to above to be voted upon at the Annual Meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

                                 MISCELLANEOUS

     The Company will bear the expense of proxy solicitation. Directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone, telegraph or in person (but will receive no additional compensation for such solicitation). The Company also has retained W. F. Doring & Co. Inc., Jersey City, New Jersey, to assist in the solicitation of proxies in the same manner at an anticipated fee of approximately $2,500, plus out-of-pocket expenses. In addition, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorizations for the execution of proxies, and if they in turn so request, the Company will reimburse such brokerage houses and other custodians, nominees and fiduciaries for their expenses in forwarding such material.

     The Charles Schwab Trust Company, as trustee under the Company's Employee Before-Tax Savings Plan, will vote shares of the Company's Common Stock held in the Plan in accordance with the written instructions, which it is required to request, received from the participants in whose accounts the shares are held, whether or not vested, and, in accordance with the terms of the Plan, it will vote all shares for which it does not receive voting instructions in the same proportions as it votes the shares for which it does receive instructions.

                                 ANNUAL REPORT

     The Annual Report, including financial statements, of the Company for the year 1996 is enclosed herewith but is not a part of the proxy soliciting material.

                            STOCKHOLDERS' PROPOSALS

     Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company for inclusion in its proxy statement relating to that meeting no later than November 15, 1997. Such proposals should be directed to the Secretary of the Company at the Company's offices, 25101 Chagrin Boulevard, Beachwood, Ohio 44122.

                                            By order of the Board of Directors

                                                    MCDARA P. FOLAN, III
                                                         Secretary
Dated: March 14, 1997

PROXY                                                                      PROXY
                               ALLEN TELECOM INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING TO BE HELD ON APRIL 25, 1997

The undersigned hereby appoints Philip Wm. Colburn, Jill K. Conway and William
M. Weaver, Jr., and each of them (with full power of substitution), as proxies of the undersigned to vote all stock of Allen Telecom Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on April 25, 1997 at 9:30 A.M. and at any adjournment thereof, as designated on the reverse side hereof, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

[ ] Check here for address change.

   New address:___________________________________

  ________________________________________________

  ________________________________________________

 PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN
                           THE ACCOMPANYING ENVELOPE.


                               ALLEN TELECOM INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.


                                                                          FOR   WITHHELD  FOR ALL (EXCEPT NOMINEE(S) WRITTEN BELOW)
1. Election of Directors, Nominees: G.A. Chandler, P. Wm. Colburn, J.K.   [ ]     [ ]      [ ]  __________________________________
   Conway, A.H. Gordon, W.O. Hunt, J.C. Lyons, J.F. McNiff, R.G. Paul,                          Nominee Exception
   C.W. Robinson and W.M. Weaver, Jr.

                                                                           FOR    WITHHELD  ABSTAIN
2. Ratification of appointment of Coopers & Lybrand L.L.P. as auditors     [ ]      [ ]       [ ]
   for the year ending December 31, 1997.

                                                  This proxy, when properly
                                                  executed, will be voted in the
                                                  manner directed herein by the
                                                  undersigned stockholder. If no
                                                  direction is made, this proxy
                                                  will be voted FOR proposals 1
                                                  and 2.

                                                  Date: __________________, 1997

                                                  Signature(s) _________________

                                                  ______________________________
                                                  Please sign exactly as name
                                                  appears hereon. Joint owners
                                                  should each sign personally.
                                                  Executors, administrators,
                                                  trustees, attorneys, guardians
                                                  and officers signing for
                                                  corporations or partnerships
                                                  should give full title as
                                                  such.
